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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2004

Huntsman LLC

(Exact name of registrant as specified in its charter)

Utah (State or other jurisdiction of incorporation)	333-112279 (Commission File Number)	87-0533091 (IRS Employer Identification No.)
500 Huntsman Way Salt Lake City, Utah (Address of principal executive offices)	84108 (Zip Code)

Registrant's telephone number, including area code: (801) 584-5700

Not applicable
(Former name or former address, if changed since last report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

        On November 22, 2004, together with our parent company HMP Equity Holdings Corporation ("HMP"), we entered into participation agreements with participants in the Huntsman Cost Reduction Incentive Plan. We adopted the plan in connection with our "Project Coronado" cost reduction program. The purpose of the plan is to encourage key employees to reduce fixed costs by providing incentive pay based upon the reduction in fixed costs for 2005 and 2006 relative to fixed costs for 2002. Fixed costs are calculated in accordance with the plan, on a constant currency basis. There are approximately 63 participants in the plan, including each of our named executive officers other than Douglas A.L. Coombs and Patrick W. Thomas. Plan participants will receive a bonus for 2005 if our annualized fixed costs as measured at the end of 2005 are at least $150 million less than our fixed costs for 2002 and will receive a bonus for 2006 if our annualized fixed costs as measured at the end of the first half of 2006 are at least $150 million less than our fixed costs for 2002. The aggregate bonus pool amount for each of 2005 and 2006 will be between 5% and 10% of the fixed cost reduction for the applicable period, depending on the amount of the reduction. No bonus will be paid for a period if the amount of the fixed cost reduction for that period is less than $150 million. Each participant's share of the aggregate bonus pool was determined by the compensation committee of HMP. Bonuses for 2005 will be payable no later than March 31, 2006, and bonuses for 2006 will be payable no later than January 7, 2007. However, we have the right to defer payments under certain circumstances. Bonuses will be payable in lump-sum cash payments, subject to our right to pay all or part of a bonus in shares of the common stock of any public company parent.

Item 2.04.  Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

        In connection with our issuance on June 22, 2004 of $400 million of senior notes, consisting of $300 million of senior unsecured notes, which bear interest at 11.5% and mature on July 15, 2012, and $100 million of senior unsecured floating rate notes, which bear interest at a rate equal to LIBOR plus 7.25% and mature on July 15, 2011, we and the guarantors of the notes entered into a registration rights agreement with the initial purchasers of the notes. Under the terms of the agreement, we were required to file a registration statement relating to an exchange offer for the notes on or before November 19, 2004 (the "Filing Date"). Because we did not file the registration statement by the Filing Date, we are required to pay additional interest on the notes at a rate of 0.25% per year for the first 90 day period following the Filing Date. We expect to file the registration statement during the fourth quarter of 2004.

Item 9.01.    Financial Statements and Exhibits.

        Exhibit:

10.1	Huntsman Cost Reduction Incentive Plan and Form of Participation Agreement (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K of HMP Equity Holdings Corporation filed on November 23, 2004)

1

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUNTSMAN LLC
/s/ L. RUSSELL HEALY L. RUSSELL HEALY Vice President and Controller

Dated: November 23, 2004

EXHIBIT INDEX

Number	Description of Exhibits
10.1	Huntsman Cost Reduction Incentive Plan and Form of Participation Agreement (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K of HMP Equity Holdings Corporation filed on November 23, 2004)

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  Item 1.01. Entry into a Material Definitive Agreement.
  Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
  Item 9.01. Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX